SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

            Certification and Notice of Termination of Registration
         under Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.

                                    Commission File Number             001-09369
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                       Horizon/CMS Healthcare Corporation
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             (Exact name of registrant as specified in its charter)

                           c/o HEALTHSOUTH CORPORATION
                             One HealthSouth Parkway
                            Birmingham, Alabama 35243
                                  (205)967-7116
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)


                     Common Stock, par value $.001 per share
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            (Title of each class of securities covered by this Form)


                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [X]            Rule 12h-3(b)(1)(ii)    [ ]
     Rule 12g-4(a)(1)(ii)   [ ]            Rule 12h-3(b)(2)(i)     [ ]
     Rule 12g-4(a)(2)(i)    [ ]            Rule 12h-3(b)(2)(ii)    [ ]
     Rule 12g-4(a)(2)(ii)   [ ]            Rule 15d-6              [ ]
     Rule 12h-3(b)(1)(i)    [ ]

         Approximate number of holders of recurd as of the certification or notice date:

            One
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         Pursuant to the  requirements  of the Securities  Exchange Act of 1934,
Horizon/CMS Healthcare Corporation has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.


DATE:    November 3, 1997                   BY:  /s/ William W. Horton
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                                                     William W. Horton
                                                       Vice President